                                  EXHIBIT 11
                       UNC INCORPORATED AND SUBSIDIARIES
                              Earnings Per Share
                  For the Three Years Ended December 31, 1996
                    (in thousands except per share amounts)
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
                                                           Year Ended December 31,
                                                       --------------------------------
                                                         1996     1995      1994
                                                       --------  --------  --------
Net earnings (loss)                                     $  7,624  $  1,923  $(67,932)
Preferred stock dividends                                  1,249
                                                        --------  --------  --------
Net earnings applicable to common stock-
 primary earnings (loss) applicable to common stock        6,375     1,923   (67,932)
           Adjustments - fully diluted earnings per share:
           Elimination of preferred stock dividends
        upon assumed conversion                            1,249
      Decrease in interest expense related to
        convertible debt, net of income tax
        effect (1),(3)                                     3,402     3,343     4,318
                                                        --------  --------  --------
Adjusted net earnings - fully diluted
 earnings (loss) applicable to common stock             $ 11,026  $  5,266  $(63,614)
                                                        ========  ========  ========
Calculation of primary net earnings
 per common share:
 Average common shares outstanding during the
      year (2)                                            18,056    17,666    17,474
 Increase for common stock equivalents:
           Stock options under treasury stock method         375       229       385
                                                        --------  --------  --------
 Adjusted average shares outstanding for the
      year -  primary                                     18,431    17,895    17,859
                                                        ========  ========  ========
Primary earnings (loss) per common share                $    .35  $    .11  $  (3.80)
                                                        ========  ========  ========
Calculation of fully diluted earning (loss) per
 common share:
      Average common shares outstanding during the
      year (2)                                            18,056    17,666    17,474
 Increase for common stock equivalents:
      Assumed conversion of preferred stock                2,099
           Stock options under treasury stock method         582       244       385
      Dilutive shares issuable upon conversion of
           convertible debt(1)                             4,208     4,364     4,481
                                                        --------  --------  --------
 Adjusted average shares outstanding for the year -
  fully diluted                                           24,945    22,274    22,340
                                                        ========  ========  ========
Fully diluted earnings (loss) per common share          $    .44  $    .24  $  (2.85)
                                                        ========  ========  ========
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(1)   The convertible subordinated debentures and preferred stock were anti-
      dilutive for all years presented.
(2)   Exclusive of 574,448 average treasury shares for the year ended December
      31, 1996 and 700,000 shares for all other years presented.
(3)   The convertible subordinated debentures and the preferred stock are not common stock equivalents in the calculation of primary net earnings per share.